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                                                                    EXHIBIT 99.2

CASH SYSTEMS, INC.
FOURTH QUARTER & YEAR END 2003 EARNINGS
MARCH 30, 2004


OPERATOR:               Good afternoon ladies and gentlemen and welcome to your
Cash Systems' Fourth Quarter/Year End 2003 Earnings conference call.

                        At this time all parties have been placed on a listen only mode and the floor will be open for questions following the presentation.

                        It is now my pleasure to turn the floor over to your host, Mr. Jason Bohn. Sir, the floor is yours.

JASON BOHN:             Thank you operator.  With me on today's call is Craig
Potts our CEO and Chris Larson our CFO.

                        Before we start today's call we need to make you aware that certain statements in this conference call that do not describe historical facts, including without limitation statements concerning future financial and operating performance, the impact of partnerships and alliances, future strategies and plans or general market expectations, constitute forward looking statements. Such statements are based on current belief and are subject to a number of risks and uncertainties that may cause actual results to differ materially from those made in such statements. Any forward looking statements should be considered in light of the risk factors that appear in today's press release as well as our 2003 Annual Report on Form 10K and other documents filed with the Securities & Exchange Commission. We undertake no obligation to update any forward looking statements that we make today.

                        With that I would like to turn the call over to Chris Larson, the Company's Chief Financial Officer.

CHRIS LARSON:           Thanks Jason. Good afternoon everyone. Welcome to Cash
Systems' Fourth Quarter and Fiscal Year 2003 Earnings conference call.

                        I will take you through the overall business trends in the industry as well as give you a detailed financial update on the fourth quarter and full year 2003. Then Craig will discuss our expectations for the first quarter 2004 before we go to a question and answer session.

                        From an industry perspective, as many of you know our target customer for our cash access products are gaming establishments throughout the United States, and we currently service over 120 casinos. In 2003 the US gaming industry generated roughly 40 billion dollars in total gaming revenue, and over the past 4 years the total gaming revenues have grown at a compounded annual growth rate of almost 6%. Much of this growth is due to the industry's increased popularity but is also due to the growing demographic profile of the gaming participant and the liberalization of legislation surrounding the industry.

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                        This is all good news for Cash Systems. The growth in
the gaming industry is driving an expanded demand for cash access services and I would like to point out how we are benefiting.

                        First, the industry is experiencing cash to card conversion. We believe the increased use of card based payment instruments in retail environments, consumer expectations of the availability of card based payment instruments, have lead to a general reduction in the amount of cash that patrons bring to gaming establishments. This is spurring the demand for cash access services.

                        Second, ease of use is becoming a major differentiator in our business. We believe that continued growth in cash access transactions will be governed by ease of use. Patrons who are driven away from complex or time consuming transactions will migrate towards faster methods of accessing their funds. Our ability to continually increase the number of cash access services, improve the products from which they are delivered, and maximize the reliability of the technologies will ultimately increase overall patron usage; increase the amount of funds on the gaming floor. Just what the casinos want.

                        Third, we help our clients improve profitability by passing on commissions charged to their patrons. Thus our ability to increase availability, ease of use and speed, all drive increased profitabilities to the casino in cash systems.

                        Lastly, we believe growth in the industry demands reliable, technologically superior cash access solutions and we believe we are the leader in uptime and reliability and are confident in our ability to stay ahead of the pack.

                        Moving on to the financial results. For the three months ended December 31st, 2003 revenues increased 77% to 8.8 million from 5 million a year ago. Our revenue growth reflected new client wins as well as growth from existing clients. In the fourth quarter we added 5 new clients including Delaware Park, Isle of Capri, and Fortune Bay.

                        Income from operations for the fourth quarter of 2003 was 585 thousand dollars, an increase of almost 1 million dollars from a loss of 394 thousand dollars last year. The improvement in income from operations reflected our ability to rapidly grow revenue and leverage our existing cost structure to drive the improvement in income from operations.

                        Taxes in the fourth quarter of 2003 were approximately 142 thousand dollars for an effective tax rate of 7.9%. It is worth noting that we will be a tax payer going forward as our net operating loss carry forwards are almost exhausted.

                        Net income in the fourth quarter was 330 thousand dollars, or 2 cents per diluted share, compared to an operating loss of 195 thousand dollars, or a negative 1 cent per share in the fourth quarter of 2002.

                        For 2003 revenues increased 113%, 32.7 million dollars compared to 13.3 million dollars for the same period in 2002. Increasing revenue relates to the continued expansion of our products and services to additional casinos, including Trump Casinos, Spa Resort, Aqua Caliente and Dover Downs.

                        Operating expenses for 2003 were 30.4 million dollars compared to 15.9 million dollars for 2002. The increased operating expenses versus the year before was primarily due to the increased commissions, credit card processing costs and armored car carrier services as a direct result of our revenue increase. This increase in operating expenses also

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includes 888 thousand dollars of non cash expenses derived from compensation expense related to warrants and options, and depreciation and amortization. Income from operations increased 2.8 million dollars from the fiscal year 2002,
2.3 million dollars.

                        Other expenses for the year were 400 (excuse me) 545 thousand dollars compared to 458 thousand dollars for year 2002. The increase was due to the need for more bulk cash for our ATM (inaudible).

                        The provision for income taxes in 2003 was approximately 142 thousand dollars compared to zero in 2002.

                        Net income in 2003 was 1 million 654 thousand dollars, or 12 cents per diluted share compared to an operating loss of 971 thousand or a negative 8 cents per share in 2002.

                        We finished the year with over 3 million dollars in cash, representing an increase of 1.9 million dollars from the prior year and almost no long term debt.

                        The Company's principal commitments consist of long term leases for corporate facilities and payment on bank, our bank loans. We have nothing remaining unpaid of our convertible notes totaling 750 thousand dollars issued by the Company in 2001. The balance have either been converted to common stock or repaid.

                        Although the Company has no material commitments for capital expenditures, it anticipates continued capital expenditures of approximately 1 million dollars for the year ending December 31, 2004, consistent with our anticipated growth in operations infrastructure and personnel.

                        As many of you probably saw, we put out a press release last week regarding the partial closing of a private placement. Initial closing included 1.81 million shares of our common stock at a purchase price of 5 dollars per share. Once the entire 10 million dollar offering is complete we will generate net proceeds of roughly 9.2 million dollars. We are planning to use the proceeds for general working capital, potential acquisitions should we find any appropriate opportunities.

                        I would now like to take (excuse me). I would now like to turn over the call to Craig to discuss our outlook before going to question and answers. Craig:

CRAIG POTTS:            Well thanks Chris. For 2004 we are going to focus on
many of the same business strategies that drove our success in 2003, including utilizing our superior technology, better customer service and the intense focus on assisting our casino clients with increasing profitability from cash transactions.

                        We are also staying focused on new potential developments in our sector in the effort to more firmly establish ourselves with other casino companies.

                        As many of you probably know Global Cash Access was just acquired and leveraged by our game financial assault synergy. Among other deal activity we think that to some extent industry promotions will work in our favor. With that said, based on our current business activities, we expect the first quarter revenue of approximately 10 million dollars, a 43% increase over last years' revenue of 7 million dollars.

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                        It is important to note, as Chris said, we expect to be
a tax payer going forward as we have substantially exhausted our net operating loss carried forward.

                        If your tax affected last years first quarter's earnings, we would have earned approximately 2 cents per diluted share. We are not giving full year revenue earnings guidance today but we plan on doing so on our first quarter conference call in mid-April.

                        As many of you know we have been busy completing our financing and we are in the process of updating our 2004 business plan to reflect the capital infusion we just received.

                        That concludes our prepared remarks for today. Operator, could you please open the lines for questions. JD?

OPERATOR:               Thank you ladies and gentlemen, the floor is open for
questions. If you do have a question or a comment please press the numbers 1 followed by 4 on your telephone keypad. Questions will be taken in the order they are received and we do ask that while posing your question you pick up your handset to provide optimum sound quality.

                        Once again ladies and gentlemen, if you do have a question please press the numbers 1 followed by 4 on your telephone keypad. Please hold while I poll for questions.

                        Thank you. Our first question is coming from Bert Boksen from Eagle Asset Management. Your line is live.

BERT BOKSEN:            Yes, hi Craig how are you?

CRAIG POTTS:            Good, how are you doing Bert?

BERT BOKSEN:            Good.  Your 10 million in this quarter, can you kind of
- has that been smooth through January, February, March, your 10 million revenue projection? Has there been any acceleration? When does the Seminole revenue start kicking in?

CRAIG POTTS:            They actually start kicking in January and February.
It's been a, yes it's been very smooth Bert.

CHRIS LARSON:           Right at the end of the fourth quarter we had a very
large property come on and then obviously we had probably one of our largest properties come on in January. And then we've had, you know, the revenues have been relatively smooth. We have several other contracts in the near future that we will be releasing as well.

BERT BOKSEN:            Well they just opened or expanded a facility.  Did you
see a pickup with the - and I guess Hollywood is opening in - when is that formal opening? In April?

CRAIG POTTS:            Actually I think it's been pushed back to May Bert.

BERT BOKSEN:            To May?

CRAIG POTTS:            Yes.

BERT BOKSEN:            Okay.

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CHRIS LARSON:           The Kemper property did open. We did actually see a nice
little increase. That's coming in the month of March for us. We are looking for a significant - its almost like opening a brand new casino for us in May when the Hollywood property opens, so we are pretty excited about that along with some of our other stuff that we have coming up.

BERT BOKSEN:            And how about any new business?  When you say stuff
coming on, can you kind of expand a little bit?

CRAIG POTTS:            Yes, you know, as you know we are constantly renewing
different contracts and we are constantly gaining new contracts too and we definitely expect to have, you know, a strong quarter here.

BERT BOKSEN:            Okay, thanks guys.

OPERATOR:               Thank you.  Once again ladies and gentlemen if you do
have a question please press the numbers 1 followed by 4 on your telephone keypad.

                        Our next question is coming from Joe Geraci from Oakridge Financial. Your line is live.

JOE GERACI:             Hey guys.

CRAIG POTTS:            Hey Joe.

JOE GERACI:             In your 120 casinos how many of those would represent
single units inside of chains and what would be any expectations you would have in, you know, garnering the business of the complete chain of any one of those single units?

CHRIS LARSON:           Joe its Chris.  Right now we only have a handful of
properties that are actually chain properties. They'd probably consist of like our Isle of Capri property in the Bahamas, Trump Casino in Indiana, Hollywood Aurora. So right now we don't have any large chains. However, you know, that's a goal for our Company in 2004 to try to land some significant chains.

                        Our evolution kind of went from very small mid-Western properties to a little bit larger properties, so now we think we have some of the premier individual locations. The next step in our growth would be to, you know, hopefully enter the arena of the corporate chains.

JOE GERACI:             How abut Canada and any qualifications you would have to
meet to start to penetrate the Canadian casinos or are they even on the radar screen or are they not a major factor? Can you comment a little bit about that?

CHRIS LARSON:           Actually we are approved to do business in Canada. We
actually have a Canada owned subsidiary so we are basically tracking down deals. They actually had one of their larger gaming shows just last week. So we are making a concerted effort to get to Canada. I think you can see the success we have had in the Caribbean, you know. We've literally taken probably 40 properties away from our largest competitor, Global Cash Access, in the Caribbean over the last two and a half years, so we are pretty excited about that as well as maybe opportunities in Mexico and other countries.

JOE GERACI:             Does Global Cash dominate Canada like they do here?

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CHRIS LARSON:           Yes, they are pretty much the premier provider, the only
provider. I think Cole America Bank may have one or two locations in the country.

JOE GERACI:             Okay.  Good job on the year guys.

OPERATOR:               Thank you.  Once again ladies and gentlemen if you do
have a question please press the numbers 1 followed by 4 on your telephone keypad.

                        Our next question is coming from Christian Roy Grubb. Your line is live.

CHRISTIAN ROY GRUBB:    First of all I would like to congratulate you on the
fine job you are doing. My question is in two parts. One, you went to the Amex here a short time ago. I would like to know what your plans are for going from the Amex to the MEST; and the second part of the question is with the volatility of the stock that is traded. There are not that many shares out there; do you have any plans for - as far as any type of registrations? Thank you.

CHRIS LARSON:           We'll take the first part first, the first question
first. Obviously what we were hoping to do for our Company was to get off the bulletin board as soon as possible. That first opportunity for us was Amex. It was a natural step for us. We are very happy that we took that step, we are happy with what's happened. However we are focused on moving into what some may consider a better market or just a different market. Once we have met all the minimum requirements and have the pieces in place, including you know, the complete board, all the necessary documentation, I think you would probably see us prepared to move onto the next level.

                        Secondly we are in the process, after raising the 10 million dollars, we did make a commitment to these funds to do a registration of certain shares as well as - as well we have some piggyback registration rights from previous financings that we've done so we will undertake that in the next 30 days and get our application in for the registration statement.

                        Other than that, you know, after raising this money we hope to, you know, get out tell our story, hopefully get some analyst coverage; help get more stock in play and see some of the daily volumes increase.

CHRISTIAN ROY GRUBB:    Chris do you by any chance have any time frame as far as
the moving on to the NASDAQ?

CHRIS LARSON:           To be honest with you Roy I don't have an exact time
frame. You know we are still meeting all the, well we have met all the requirements for AMEX. We've been very focused on making sure that we are in compliance there. So now having that done we are still focused on maybe adding another person or two to our Board, independent Directors. We want to complete that prior to doing that but I would say in the near future, it wouldn't be a long term wait I guess.

CHRISTIAN ROY GRUBB:    Okay, thank you.  Great job.

OPERATOR:               Thank you.  Our next question is coming from Don
Schreifels. Your line is live.

DON SCHREIFELS:         Yes Chris, this is Don.  What about Mr. Clegg?  Anything
going on there?

CHRIS LARSON:           I'll let Craig jump in here, he is probably all...

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CRAIG POTTS:            My understanding Don is that they renewed with their
existing vendor and I guess at this time we just waiting for, you know, obviously a chance to get back in front of them. But at this time no, we are not
- it doesn't look like we are going to get Mystic at this time.

DON SCHREIFELS:         What would be the next chance to have a shot at them?

CRAIG POTTS:            It's my understanding they signed a one year contract so
I think that's December. This December I think that is probably the time before we get back in front of them and talk to them again. But we are definitely - that's on our radar; we are going to pursue that one very aggressively.

DON SCHREIFELS:         Good.  Good job you guys.

CRAIG POTTS:            Thanks.

OPERATOR:               Thank you.  At this time we have no further time for
questions. I turn the floor back over to management for any closing comments.

CHRIS LARSON:           I just want to say thank you again for joining us today.
We look forward to reporting our progress to you in the future and once again, thank you very much.

OPERATOR:               Thank you.  This does conclude today's teleconference.
You may disconnect your lines at this time, and have a wonderful day.